MINUTES of a Meeting of the
                                    Compensation Committee of DETECTION
                                    SYSTEMS, INC., held  on the 28th
                                    day of May, 1998.



                                EXHIBIT 10(i)


                                    MINUTES of a Regular Meeting of the Board of Directors of DETECTION SYSTEMS, INC., held at the Offices of Detection Systems, Inc., Fairport, New York on the 26th day of May, 1998.




EXECUTIVE OFFICER COMPENSATION. Mr. Adair presented recommendations from the Compensation Committee related to fiscal 1999 compensation and benefit changes After discussion, and upon motion duly made, seconded, and unanimously approved, it was:

      RESOLVED: That effective June 1, 1998, officers' compensation and benefits through May 30, 1999 will be as follows:

      Officer Cash Bonus Plan. That a specific bonus for the fiscal year ending March 31, 1999 be granted to officers as specified below, to be paid approximately two weeks after the completion of the final year-end audit, determined on a fiscal year performance basis:

                                  Maximum Cash Bonus
                                  as a Percentage of
                                    Pre-Tax Profits
                                   Above 4% of Sales
         Executive
      Karl H. Kostusiak                  5.0%
      Lawrence R. Tracy                  3.5%
      George E. Behlke                   1.2%
      Frank J. Ryan                      0.8%
      Christopher Gerace                 0.4%

      Such executive incentive compensation plans shall include an annual cash bonus at the rate specified above of the amount by which the Company's pre-tax profits exceed 4% of sales.

      If Executive is employed by the Company for only part of a year or his or her employment is terminated before year end, Executive's bonus for that year will be pro rated based on the portion of the year Executive was employed by the Company.